MAYTAG SAYS ITS FIRST QUARTER RESULTS WILL LIKELY

                     EXCEED CURRENT ANALYSTS' ESTIMATES





     NEWTON, IOWA--(March 25, 1999)--Maytag Corporation announced today its first quarter sales and income are running ahead of expectations, and earnings per share for the period will likely exceed current estimates by financial analysts.

     Maytag's Chairman and CEO Leonard A. Hadley said, "Although we expected reasonably good performance in the first quarter, we've been pleasantly surprised by exceptionally strong sales of our higher margin products such as Hoover upright vacuums and extractors, Maytag Neptune laundry equipment, large Maytag and Jenn-Air refrigerators with side-

mounted freezers, and enhanced capacity Dixie-Narco vending machines.

     "Maytag had a strong first quarter a year ago, and we expect our first quarter  99 sales to be up 5 to 7 percent from the year-ago period, with net income up 15 to 20 percent.  Diluted earnings per share, which benefits from income gains as well as our share repurchase program, currently are expected to increase over 20 percent.  We feel these increases are attainable even though the China joint venture, in which we have a 50.5 percent interest, continues to face economic uncertainties.

     "The consensus of financial analysts is that Maytag s earnings per share will be 80 cents in the first quarter.  If our current internal projections hold true, we expect to be above 90 cents.





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     Maytag is scheduled to report its first quarter 1999 results on April

22.  In the first quarter of 1998, Maytag reported consolidated sales of

$1.04 billion, net income of $72.3 million and diluted earnings per share of 75 cents.

     Hadley said as 1999 progresses, Maytag will experience a full years benefit from its 1998 new product innovations.  He also pointed out that the new products Maytag has introduced since the first of this year won't contribute to financial performance until later in 1999.

     In conclusion he said, "Favorable mortgage rates and strong employment help provide consumers with the confidence to continue spending.  As we have moved through this year, expectations for the home and commercial appliance industries have strengthened. We had a record year in 1998, and we're looking for even stronger performance in 1999 and the years ahead.

     Maytag Corporation is a leading producer of home and commercial appliances.  Its products are sold to customers throughout North America and in targeted international markets.



                                   * * *


Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. Refer to Part II, Item 7 of Maytag's Annual Report on Form 10-K for the year ended December 31, 1998, for a description of such factors.





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CPI9909

Media Contact:                                      Additional Information:

James G. Powell                                     www.maytagcorp.com
Maytag Communications
515-787-8392
jpowel@maytag.com